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                [Letterhead of Wildman, Harrold, Allen & Dixon]


                                                                     Exhibit 5.2



                                January 20, 1998



MMI Companies, Inc.
540 Lake Cook Road
Deerfield, Illinois  60015

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     We are representing MMI Companies, Inc. (the "Company") and MMI Capital Trust I in connection with the proposed exchange of (i) $125,000,000 aggregate Liquidation Amount Series B 7 5/8% Capital Securities by the Trust for a like amount of its Series A 7 5/8% Capital Securities, (ii) $128,866,000 principal amount of the Company's 7 5/8% Series B Junior Subordinated Deferrable Interest Debentures due December 15, 2027 (the "Debentures") by the Company for a like principal amount of its 7 5/8% Series A Junior Subordinated Deferrable Interest Debentures due December 15, 2027, and (iii) the Company's guarantee of payments of distributions and redemptions on the $125,000,000 aggregate Liquidation Amount Series B 7 5/8% Capital Securities of MMI Capital Trust I (the "Guarantee") by the Company for a like guarantee with respect to the $125,000,000 aggregate Liquidation Amount Series A 7 5/8% Capital Securities of MMI Capital Trust I. The Debentures and the Guarantee are to be issued under the Company's Indentures (the "Indentures") to The Chase Manhattan Bank, as Trustee (the "Trustee") dated as of December 23, 1997. We have examined or are otherwise familiar with the Articles of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the Company's Registration Statement pursuant to which the Debentures and the


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MMI Companies, Inc.
January 20, 1998
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Guarantee are to be registered under the Securities Act of 1933, the corporate proceedings regarding their authorization and such other documents, records, and instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that, upon the execution, authentication and delivery of the Debentures and the Guarantee against receipt of the respective securities to be exchanged therefor as described above, the Debentures and the Guarantee will be legal, valid and binding obligations of the Company, entitled to the benefits of the respective Indentures in accordance with the respective terms thereof, except as enforcement of provisions of the Indentures may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights and by general equity principles.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company's registration statement and to being named in the prospectus under the caption "Validity of Exchange Securities" with respect to the matters stated therein. In giving such counsel, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder.

                              Very truly yours,


                              /s/ Wildman, Harrold, Allen & Dixon
                              -----------------------------------
                              Wildman, Harrold, Allen & Dixon